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                               Sensar Corporation

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FOR IMMEDIATE RELEASE                           Contact: Steven Strasser
                                                         Sensar Corporation
                                                         Ph. (801) 350-0587
                                                         Fax (801) 350-0825


SENSAR SIGNS LETTER OF INTENT WITH VITAL STREAM

Salt Lake City, UT, December 13, 2001 - Sensar Corporation (OTC: SCII) "Sensar" announced today that it has signed a Letter of Intent regarding a proposed merger with VitalStream Inc. "VitalStream" a digital broadcasting company. The new company will retain the name VitalStream and be headquartered in Irvine California.

The Terms of the Letter of Intent, remain subject to further due diligence by both parties, which is expected to be completed within 30 days of this announcement. A definitive agreement will be completed soon thereafter.

VitalStream is a leading provider of products and services that enable the digital broadcast of audio and video content and other communications via the Internet. VitalStream provides audio and video streaming, web conferencing, advanced media hosting, payment processing and consulting services. VitalStream's mix of services and technology enable businesses to leverage the global reach of the Internet to distribute their media content to targeted audiences worldwide. VitalStream's unique architecture and advanced hosting capabilities empower end users to self provision and control all digital broadcasting processes using only one vendor. For more information regarding VitalStream visit the company's website at www.vitalstream.com.

COMBINING VITALSTREAM WITH SENSAR CORPORATION

VitalStream will continue its efforts in the web casting and streaming media marketplace, which continues to grow at a rapid pace. The merger will provide the necessary capital to further establish VitalStream as a leader in digital broadcasting. Sales and marketing efforts will be expanded to help attract more customers and increase brand awareness.

Additional investment will also be made in MediaConsole(TM), a web based application that enables VitalStream customers to control all aspects of their digital broadcasting efforts.

"VitalStream has an experienced and proven management team, an array of products and services which are gaining rapid market acceptance and a client list including several Fortune 100 companies", said Steven Strasser CEO of Sensar "We believe that Vital stream will continue to attract premium clients and, that with the additional resources made available as a result of the proposed merger, that this trend will only accelerate"

"From Vital Stream's perspective, a merger with Sensar will immediately enable us to accelerate the growth already being achieved in our business and will allow us to embark on an acquisition strategy building on our existing business model", said Paul Summers VitalStream President and CEO.
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INFORMATION FOR SENSAR SHAREHOLDERS RELATING TO THE PROPOSED MERGER

Sensar currently has outstanding approximately 6.6 million shares of common stock and 1.2 million options and other rights to purchase common stock. Sensar's outstanding shares of common stock are traded on the over-the-counter market under the symbol "SCII." Under the Letter of Intent, it is proposed that the shareholders, option holders and other rightholders of VitalStream receive in the merger, subject to adjustment under certain circumstances, an aggregate of 25,150,000 shares of Sensar common stock in exchange for their shares of VitalStream capital stock and other rights. In addition, participating brokers and consultants are expected to receive an aggregate of 850,000 shares of Sensar common stock and an aggregate of 2,850,000 options to purchase Sensar common stock in connection with the merger.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts, including, without limitation, statements regarding the consummation the proposed merger transaction and its benefits, may constitute forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. Such risks, uncertainties and other factors include uncertainties regarding VitalStream's ability to develop and commercialize its technology, grow at a rapid pace, increase brand awareness and attract clients, competition, management of VitalStream's growth, its ability to deliver new products to market on time, its limited operating history, significant losses incurred since inception, expectation of losses for the foreseeable future, the fact that revenue growth in prior periods is not indicative of future growth, the inability to accurately predict future revenues and other risks. Additional factors that could cause actual future results to differ materially from current expectations include but are not limited to the risk that the merger may not be consummated in a timely manner, or at all, risks relating to the retention of employees, negative responses of regulators to the proposed merger and other risks. Sensar and VitalStream caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Sensar and VitalStream disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.